Exhibit 99.d.2

FIRST AMENDMENT TO
ACQUISITION AGREEMENT

This FIRST AMENDMENT (this “Amendment”), dated as of November 9, 2008, is made by the parties hereto to the Acquisition Agreement dated as of  September 19, 2008 (the “Acquisition Agreement”), by and between eTelecare Global Solutions, Inc., a Philippine corporation (“Company”), and EGS Acquisition Co LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Company and Purchaser are parties to the Acquisition Agreement and desire to amend the Acquisition Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Section 1.              Definitions.  All initially capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings set forth in the Acquisition Agreement.

Section 2.              Exchange Rate.  The second recital of the Acquisition Agreement is hereby amended by deleting the proviso therein in its entirety and substituting the following:

“; provided that, the Offer will provide that the Common Shares may, at the election of the holder, be purchased by Purchaser in the Offer in Philippine Pesos at a price per Common Share determined by multiplying the Offer Price by the U.S. Dollar/Philippine Peso morning weighted average exchange rate as announced on the Reuters Page under PDSPESO then in effect at the closing of the business day immediately preceding the date upon which the Common Shares are “crossed” on the Philippine Stock Exchange as to effect the transfer of such Common Shares to Purchaser;”

Section 3.              Calculation of Minimum Condition.  In clause (i) of Section 1 of Annex I to the Acquisition Agreement, the phrase “on the date of purchase” shall be deleted and replaced with the phrase “on or prior to the Acceptance Date”.

Section 4.              Miscellaneous.

(a)           Headings.  The headings of the sections of this Amendment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Amendment or the intent of any section.

(b)           No Other Amendments.  Except as expressly amended or modified hereby, the terms and conditions of the Acquisition Agreement shall continue in full force and effect.  Each reference to “hereof’, “hereunder”, “herein” and “hereby” and each similar reference contained in the Acquisition Agreement shall refer to the Acquisition Agreement as amended hereby.

(c)           Incorporation of Miscellaneous Provisions.  This Amendment shall be subject to the miscellaneous provisions contained in Article VI of the Acquisition Agreement, which are hereby incorporated by reference herein.

(d)           Counterparts.  This Amendment may be executed in any number of counterparts including by facsimile signature or by electronic means such as a .pdf file, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officer, in each case as of the date first above written.

ETELECARE GLOBAL SOLUTIONS, INC.

By:	/s/ John Harris
	Name:	John Harris
	Title:	Chief Executive Officer

EGS ACQUISITION CO LLC

By:	/s/ R. Davis Noell
	Name:	R. Davis Noell
	Title:	Vice President

By:	/s/ Ginaflor C. Oris
	Name:	Ginaflor C. Oris
	Title:	Vice President